Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus included in this Pre-Effective Amendment No.1 to the Registration Statement (Form N-14, file No. 333-292361) of Oaktree Strategic Credit Fund.

We also consent to the incorporation by reference of our report dated December 17, 2025, with respect to the consolidated financial statements of Oaktree Strategic Credit Fund included in the Annual Report (Form 10-K) for the year ended September 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA
January 26, 2026